Exhibit 10.3

INDUSTRIAL MANAGEMENT LLC, as Agent for Owner, as landlord, having an office at 575 Underhill Boulevard, Suite 125, Syosset, New York 11791 (hereinafter referred to as Landlord”) and AMERICAN DEFENSE SYSTEMS, INC., as tenant, having an office at 230 Duffy Avenue, Hicksville, New York 11801 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, the Landlord, as successor-in-interest to Long Island Industrial Group One, LLC, and Tenant are parties to the Lease (as defined in Schedule “A”) with respect to the Existing Premises (as defined in Schedule “A”) in the Building (as defined in Schedule “A”); and

WHEREAS, the Tenant desires to lease certain additional space at the Building substantially as shown on the attached sketch and Landlord is willing to lease the additional space to the Tenant subject to the provisions of this Second Amendment to Lease; and

WHEREAS, Tenant and Landlord desire to confirm and memorialize their understanding with respect to the foregoing and to amend and modify the Lease as herein provided.

NOW, THEREFORE, in consideration of $1.00 to each in hand paid and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed that the Lease is modified as follows:

1.             Effective as of February 1, 2007, the Lease shall be amended as follows:

(a)               Landlord hereby leases to Tenant and Tenant does hereby lease from Landlord certain additional space (the “Second Additional Space”) in the Building substantially as shown on the attached sketch commencing on February 1, 2007 and ending on the Expiration Date (i.e., September 30, 2011, and Landlord hereby further leases to Tenant and Tenant does

(b)           hereby further lease from Landlord certain other additional space (the “Third Additional Space”) in the Building substantially as shown on the attached sketch, commencing on June 1, 2007 and ending on the Expiration Date.  During the period commencing on February 1, 2007 through and including the Expiration Date, the annual rental rate for the Second Additional Space, the Third Additional Space and the Existing Premises under the Lease combined shall be as set forth on Schedule A attached.

(c)           The term “demised premises” (as such term is used and defined in the Lease) shall be deemed modified including therein the Third Additional Space, effective as of June 1, 2007.

(d)           Tenant shall use and occupy the Second and Third Additional Spaces for such use as is permitted in accordance with the Lease and the Certificate of Occupancy for the Building, if any, and for no other purpose.  Tenant shall not utilize the demised premises or any part thereof or any other part of the Property for the placement or use of fixed storage vessels or systems of any type.  Tenant acknowledges and agrees that it will not allow the fueling of vehicles or product transfer operations of any type to occur at or about the demised premises, or elsewhere at the Property in connection with or incidental to its use of the demised premises or otherwise.  This includes, but is not limited to, fueling of vehicles and any type of bulk transfer of products, which are prohibited.

(e)           Tenant’s percentage and proportionate share of Additional Rent as set forth in the Lease shall be increased to be as set forth on Schedule A at the caption “Tenant’s New Percentage”.

(f)            Tenant’s minimum common area maintenance charge as indicated in clause (i) of Paragraph 42nd(c) of the Lease shall be increased to be as set forth on Schedule A at the caption “Minimum Common Area Maintenance Charge”, subject to further increase(s) as provided in said Paragraph 42nd(c) of the Lease.

(g)           Tenant’s minimum snow removal charge as indicated in clause (ii) of Paragraph 42nd(c) of the Lease shall be increased to be as set forth on Schedule A at the caption “Minimum Snow Removal Charge”, subject to further increase(s) as provided in said Paragraph 42nd(c) of the Lease.

(h)           Tenant’s minimum insurance charge as indicated in clause (iii) of Paragraph 42nd(c) of the Lease shall be increased to be as set forth on Schedule A at the caption “Minimum Insurance Charge”, subject to further increase(s) as provided in said Paragraph 42nd(c) of the Lease.

2.             Tenant accepts the Second Additional Space in its present “as-is” condition in all respects.  Landlord shall perform the work (“Landlord’s Work”) set forth on Schedule B in the Third Additional Space in accordance with the provisions of Schedule B attached hereto and made a part “Additional Security” upon the execution of this Second Amendment to Lease, by check, subject to collection, as additional security under the provisions of Paragraph 32 of the Lease, increasing the security deposit with Landlord presently in the amount set forth in Schedule “A” at the caption “Existing Security” to the total amount set forth in Schedule A at the caption “Total Security”.

4.             If Landlord is unable or fails to give possession of the Second and/or Third Additional Space(s) or any part(s) thereof on any particular date for any reason, including, without limitation, the holding over by the present occupant of any part thereof, if any, Landlord shall not be subject to any liability for failure to give possession on any particular date, and neither the validity of the Lease nor this Second Amendment to Lease shall be impaired under such circumstances, except the rent payable hereunder shall be equitably abated on a pro-rata basis to take into account the portion(s) of the Second and/or Third Additional Space(s) not so delivered until delivered. Accordingly, Tenant hereby waives the provisions of Section 223-a of the Real Estate Property Law of the State of New York and agrees that the provisions of this paragraph are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a.

5.             Tenant represents and warrants that no broker other than the brokers named in Schedule “A”, if any, at the caption “Broker” was involved in this Amendment to Lease.  Tenant agrees to indemnify, defend, and hold harmless Landlord from any and all costs, expenses, and liability including legal fees incurred by Landlord as a result of a breach of the aforementioned warranty or any inaccuracy or alleged inaccuracy of the above representation.  Landlord shall pay any such broker so named in Schedule A under a separate agreement.

6.             Except as modified by this Second Amendment to Lease, all of the remaining provisions of the Lease are ratified and approved and shall continue in full force and effect.

7.             This Second Amendment to Lease shall not be binding on Landlord unless and until both Landlord and Tenant shall have executed this Second Amendment to Lease and a duly executed original thereof is delivered to each of the respective parties herein.

LANDLORD:	LONG ISLAND INDUSTRIAL MANAGEMENT,
as Agent for Owner

TENANT:	AMERICAN DEFENSE SYSTEMS, INC.

PURPOSE OF AMENDMENT:	Additional Space

LEASE:	Dated September 23, 2004, as amended by Amendment to Lease dated May 31, 2006

EXISTING PREMISES:	The Premises presently demised under the Lease at
the Building

BUILDING:	230 Duffy Avenue, Hicksville, NY 11801

SECOND ADDITIONAL SPACE:	Substantially as shown on the attached sketch

THIRD ADDITIONAL SPACE:	Substantially as shown on the attached sketch

NEW TENANT PERCENTAGE:	79.0% effective as of February 1, 2007;
and 92.0% effective as of June 1, 2007.

MINIMUM COMMON AREA	$48,500.00 per annum effective as of February 1, 2007;
MAINTENANCE CHARGE:	and $56,855.00 per annum effective as of June 1, 2007.

MINIMUM SNOW REMOVAL	$9,700.00 per annum effective as of February 1, 2007;
CHARGE:	and $11,371.00 per annum effective as of June 1, 2007.

MINIMUM INSURANCE CHARGE:	$14,550.00 per annum effective as of February 1, 2007;
and $17,056.50 per annum effective as of June 1, 2007.

ADDITIONAL SECURITY:	$35,363.33

EXISTING SECURITY:	$115,733.34

TOTAL SECURITY:	$151,096.67

BROKER:

TERM	MONTHLY	ANNUALLY
2/1/2007 to 5/31/2007	$64,408.33	$772,900.00

6/1/2007 to 9/30/2007	$75,548.33	$906,580.00

10/1/2007 to 9/30/2008	$77,814.78	$933,777.40

10/1/2008 to 9/30/2009	$80,149.23	$961,790.72

10/1/2009 to 9/30/2010	$82,553.70	$990,644.44

10/1/2010 to 9/30/2011	$85,030.32	$1,020,363.78

LONG ISLAND INDUSTRIAL MANAGEMENT LLC, as Agent for Owner

By:	/s/
Vice President

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/

Title:	VP, Corporate Counsel, Secretary

Tenant acknowledges and agrees to accept the Additional Space in its “as is” condition in all respects as of the date hereof except for “Landlords Work.”  Landlord’s work shall mean and be strictly limited to the construction as indicated on the plans attached to this lease (if applicable) and made part of thereof and as described below.  In the event of a discrepancy between the plan and this work letter, the work letter shall take precedence.  Landlord, at Landlord’s expense, shall initially (one time only) perform Landlord’s work within the Additional Space premises in a building standard manner utilizing building standard materials (or equivalent) and labor selected by Landlord.

1.                                       Utility service to demised Premises:

a.	Electric	Individually metered service.

b.	Gas	Individually metered and sized to satisfy requirements for heating.

c.	Sanitary	4-inch sanitary pipe.

d.	Utility

	Service	Tenant to apply to utility company for electric and gas service immediately upon receipt of Delivery of possession from Landlord.

2.                                       Remove all debris from premises. Landlord to remove shelves from basement. Landlord to remove carpets on first floor as per walk thru. Premises to be left in broom clean condition.

3.                                       Landlord to install one (1) overhead door in old boiler room. Landlord to pave outside boiler room.

4.                                       Landlord to demolish second floor except for the bathroom core. Landlord to replace all outside broken windows in office area

5.                                       Existing systems to be delivered in working order.

6.                                       Landlord is not responsible for telephone, computer, data or communication wiring and all associated conduit and equipment required for such. Landlord is not responsible for the wiring or connecting of Tenants equipment unless noted above. Elimination of one or all of the items of work listed above will not constitute a credit.

Landlord’s Work shall be deemed substantially completed notwithstanding the fact that (I) minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed or (II) portions of Landlord’s Work have not been completed because under good construction scheduling, such work should not be done until after still incomplete finishing or other work to be done by Tenant is completed.  If the substantial completion of Landlord’s Work shall be delayed due to any act or omission of Tenant or its employees, agents or contractors (including but not limited to any delays due to any additional work that Tenant authorizes the Landlord to perform) or the inclusion in Landlord’s work of any work that is long-lead in nature, then, the substantial completion of Landlords Work shall be deemed to have occurred on the date when Landlord’s Work would have been substantially completed but for said delay.

Any additional work that Tenant authorizes the Landlord to perform will be at the sole cost and expense of the Tenant and will include a fee of 21% of the actual cost to the Landlord for the Landlord’s supervision and overhead. Tenant will execute a Work Authorization Form prepared by the Landlord and issue a check for the full amount of the cost of such work (including 21%) PRIOR to the Landlord performing any such work.  Failing the execution of such Work Authorization Form and payment, Landlord shall perform only such work as is presently shown on this Schedule 13.  However, nothing contained herein shall obligate Landlord to perform any such additional work absent Landlord agreeing to do so.

LONG ISLAND RAILROAD
American Defense
RONTEO
American Defense
"Additional Space"
"Third Additional Space"
STANDPIPE
S78°40'30"W
780.00'
230 Duffy Ave. Hicksville N.Y.